UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of

                       the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): November 26, 2003


                               CALPINE CORPORATION

                            (A Delaware Corporation)

                        Commission File Number: 001-12079

                  I.R.S. Employer Identification No. 77-0212977


                           50 West San Fernando Street

                           San Jose, California 95113

                            Telephone: (408) 995-5115


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ITEM 5.  OTHER EVENTS

NEWS RELEASE                                            CONTACTS: (408) 995-5115
                                    Media Relations: Katherine Potter, Ext. 1168
                                     Investor Relations: Rick Barraza, Ext. 1125


                    Calpine Completes Sale of Its Interest in
                    240-Megawatt Gordonsville, VA Power Plant

     (SAN JOSE, CALIF.) Nov. 26, 2003 /PR NEWSWIRE/ - Calpine Corporation [NYSE:CPN] has completed the sale of its unconsolidated, 50 percent interest in the 240-megawatt Gordonsville Power Plant to Dominion Virginia Power, an affiliate of Dominion. Under the terms of the transaction, Calpine received a $34.6 million cash payment, which included a $29.1 million payment from Dominion and a separate $5.5 million payment for the return of a debt service reserve. Calpine's 50 percent share of the project's non-recourse debt at closing was approximately $43.9 million. The company has received all regulatory and other third-party approvals.

     The Gordonsville plant sale is part of Calpine's $2.3 billion liquidity-enhancing program for 2003 and represents the fourth capital-raising event involving Calpine's Qualifying Facilities. In addition to this transaction, the company completed the Newark and Parlin financing, and sold equity interests in the King City and Auburndale power plants. To date, Calpine has completed nearly $2.2 billion of liquidity transactions and expects to complete an additional $260 million by year-end.

     Calpine acquired its interest in the Gordonsville Power Plant in 1997. Located in Gordonsville, Va., the natural gas-fired facility was commissioned in 1993 and provides electricity to Dominion under power sales agreements ending in 2024. As a cogenerator, the Gordonsville facility also supplies steam to Rapidan Services, the local water authority, under a long-term steam sales agreement.

     Calpine Corporation is a leading North American power company dedicated to providing electric power to wholesale and industrial customers from clean, efficient, natural gas-fired and geothermal power facilities. The company generates power at plants it owns or leases in 21 states in the United States, three provinces in Canada and in the United Kingdom. Calpine is also the world's largest producer of renewable geothermal energy, and it owns approximately 900 billion cubic feet equivalent of proved natural gas reserves in Canada and the United States. The company was founded in 1984 and is publicly traded on the New York Stock Exchange under the symbol CPN. For more information about Calpine, visit www.calpine.com.

     This news release discusses certain matters that may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the intent, belief or current expectations of Calpine Corporation ("the Company") and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results such as, but not limited to, (i) the timing and extent of deregulation of energy markets and the rules and regulations adopted on a transitional basis with respect thereto; (ii) the timing and extent of changes in commodity prices for energy, particularly natural gas and electricity; (iii) commercial operations of new plants that may be delayed or prevented because of various development and construction risks, such as a failure to obtain the necessary permits to operate, failure of third-party contractors to perform their contractual obligations or failure to obtain financing on acceptable terms; (iv) unscheduled outages of operating plants; (v) cost estimates are preliminary and actual costs may be higher than estimated; (vi) a competitor's development of lower cost generating gas-fired power plants; (vii) risks associated with marketing and selling power from power plants in the newly-competitive energy market; (viii) the successful exploitation of an oil or gas resource that ultimately depends upon the geology of the resource, the total amount and costs to develop recoverable reserves and operations factors relating to the extraction of natural gas; (ix) the effects on the Company's business resulting from reduced liquidity in the trading and power industry; (x) the Company's ability to access the capital markets or obtain bank financing on attractive terms; (xi) sources and uses of cash are estimates based on current expectations; actual sources may be lower and actual uses may be higher than estimated (xii) the direct or indirect effects on the Company's business of a lowering of its credit rating (or actions it may take in response to changing credit rating criteria), including, increased collateral requirements, refusal by the Company's current or potential counterparties to enter into transactions with it and its inability to obtain credit or capital in desired amounts or on favorable terms; and (xiii) other risks identified from time-to-time in our reports and registration statements filed with the SEC, including the risk factors identified in its Annual Report on Form 10-K for the year ended December 31, 2002, updated on Form 8-K on October 23, 2003, and its quarterly report on Form 10-Q for the quarter ended September 30, 2003, which can be found on the Company's website at www.calpine.com. All information set forth in this news release is as of today's date, and the Company undertakes no duty to update this information.




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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               CALPINE CORPORATION


                          By: /s/ Charles B. Clark, Jr.
                              -------------------------
                              Charles B. Clark, Jr.
                      Senior Vice President and Controller
                            Chief Accounting Officer

Date:  November 26, 2003